EXHIBIT 10.2

EXECUTION VERSION

COLLATERAL AGREEMENT

dated as of October 1, 2015

by and among

DTS, INC.,
and certain of its Subsidiaries,

as Grantors,

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

TABLE OF CONTENTS

SCHEDULES

Schedule 5.1 – General Information

Schedule 5.2 – Collateral Identification

Schedule 5.4 – Financing Statements

EXHIBITS

Exhibit A – Collateral Agreement Supplement

COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT, dated as of October 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among DTS, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower as identified on the signature pages hereto, and each other Subsidiary of the Borrower who may become a party to this Agreement as an Additional Grantor (as defined below) (each of the foregoing entities, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”).

Pursuant to the Credit Agreement of even date herewith (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.  Each capitalized term used but not defined herein has the meaning ascribed to such term in the Credit Agreement.

Pursuant to the terms of the Subsidiary Guaranty Agreement of even date herewith, certain Subsidiaries of the Borrower who are parties hereto have guaranteed the payment and performance of the Secured Obligations.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent, for the benefit of the Secured Parties.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1
DEFINITIONS

1.1                            Defined Terms.  This Agreement is the “Collateral Agreement” referred to in the Credit Agreement and is one of the Loan Documents.  In this Agreement, the following terms have the following meanings:

“Account Control Agreement” has the meaning assigned in Section 4.2(a).

“Additional Grantor” has the meaning assigned in Section 7.2.

“Cash Proceeds” has the meaning assigned in Section 9.7.

“Collateral” has the meaning assigned in Section 2.1.

“Collateral Agreement Supplement” means any supplement to this Agreement in substantially the form of Exhibit A.

“Collateral Account” means any account established by the Administrative Agent.

“Collateral Records” means, with respect to each Grantor, all of such Grantor’s books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means, with respect to each Grantor, all of such Grantor’s property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Copyright Licenses” means, with respect to each Grantor, all of such Grantor’s agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed on Schedule 5.2 under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” means, with respect to each Grantor, all of such Grantor’s United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2 under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (b) all extensions and renewals thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Excluded Deposit Account” means, collectively, (a) Deposit Accounts established solely to hold (i) escrowed funds for the benefit of a third party and for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees and (ii) funds for treasury stock repurchases (provided that (A) such treasury stock repurchases are permitted under the terms of the Credit Agreement (including, without limitation, Section 9.6 of the Credit Agreement) at the time any such funds are transferred to such Deposit Account and (B) any such funds sent to a Deposit Account for treasury stock repurchases shall be held in such account for no longer than 10 days) and (b) so long as no Event of Default has occurred and is continuing, Deposit Accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which control agreements have not been obtained (other than those specified in clause (a)), do not exceed $100,000 at any time.

“Excluded Property” has the meaning assigned in Section 2.2.

“Excluded Securities Account” means, collectively, (a) Securities Accounts established solely to hold (i) escrowed funds for the benefit of a third party and for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees and (ii) funds for treasury stock repurchases (provided that (A) such treasury stock repurchases are permitted under the terms of the Credit Agreement

(including, without limitation, Section 9.6 of the Credit Agreement) at the time any such funds are transferred to such Securities Account and (B) any such funds sent to a Securities Account for treasury stock repurchases shall be held in such account for no longer than 10 days) and (b) so long as no Event of Default has occurred and is continuing, Securities Accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other Securities Accounts for which control agreements have not been obtained (other than those specified in clause (a)), do not exceed $100,000 at any time.

“Insurance” means, with respect to each Grantor, all of such Grantor’s (a) insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the lender’s loss payee thereof) and (b) key man life insurance policies.

“Intellectual Property” means, with respect to each Grantor, the collective reference to all of such Grantor’s rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Investment Accounts” means the Collateral Account, Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” means, with respect to each Grantor: (a) all of such Grantor’s “investment property” (as such term is defined in Article 9 of the UCC) and (b) regardless of whether any of the following is classified as investment property under the UCC, all of such Grantor’s Pledged Equity, Pledged Debt, Investment Accounts (and all monies, Securities, Instruments and other investments deposited or required to be deposited in such Investment Accounts) and certificates of deposit.

“Organizational Documents” means, with respect to any Person, all formation, organizational and governing documents, instruments and agreements, including (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement.

“Patent Licenses” means, with respect to each Grantor, all of such Grantor’s agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each such agreement required to be listed in Schedule 5.2 under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” means, with respect to each Grantor, all of such Grantor’s United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (a) each such patent and patent application required to be listed in Schedule 5.2 under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all patentable inventions and improvements thereto, (d) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (e) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledged Debt” means, with respect to each Grantor, all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all such indebtedness described on Schedule 5.2 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity” means, with respect to each Grantor, all of such Grantor’s Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any Person whose equity interests are included as Pledged Equity.

“Pledged LLC Interests” means, with respect to each Grantor, all interests owned by such Grantor in any limited liability company and each series thereof including, without limitation, all such limited liability company interests listed on Schedule 5.2 under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” means, with respect to each Grantor, all interests owned by such Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all such partnership interests listed on Schedule 5.2 under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” means, with respect to each Grantor, all shares of capital stock owned by such Grantor, including, without limitation, all such shares of capital stock described on Schedule 5.2 under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” means, with respect to each Grantor, all of such Grantor’s rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment

Related Property, together with all of such Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” means, with respect to each Grantor, all of such Grantor’s (a) original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of such Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (c) evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) credit information, reports and memoranda relating thereto and (e) other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Securities” means, with respect to each Grantor, all of such Grantor’s stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Trademark Licenses” means, with respect to each Grantor, all of such Grantor’s agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each such agreement required to be listed in Schedule 5.2 under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademarks” means, with respect to each Grantor, all of such Grantor’s United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, such registrations and applications required to be listed in Schedule 5.2 under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title under any Applicable Law and which cannot be perfected under such Applicable Law unless the applicable security interest is noted on the face of the applicable certificate of title, and all tires and all other appurtenances to any of the foregoing.

1.2                            Definitions; Interpretation.

(a)                               In this Agreement, each of the following capitalized terms has the meaning ascribed to it in the UCC (and, if defined in more than one Article of the UCC, has the meaning given in Article 9 thereof): “Account”, “Account Debtor”, “As-Extracted Collateral”, “Bank”, “Certificated Security”, “Chattel Paper”, “Consignee”, “Consignment”, “Consignor”, “Commercial Tort Claims”, “Commodity Account”, “Commodity Contract”, “Commodity Intermediary”, “Deposit Account”, “Document”, “Entitlement Order”, “Equipment”, “Electronic Chattel Paper”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Letter of Credit Right”, “Manufactured Home”, “Money”, “Proceeds”, “Record”, “Securities Account”, “Securities Intermediary”, “Security Certificate”, “Security Entitlement”, “Supporting Obligations”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b)                              Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

(c)                               All other capitalized terms used herein (including in the preamble and the recitals hereto) and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11.

(d)                              The terms of Sections 1.2, 1.6, 1.7 and 12.15 of the Credit Agreement are incorporated herein by reference as if fully set forth herein; provided that references therein to “Agreement” shall mean this Agreement.

Section 2
GRANT OF SECURITY

2.1                            Grant of Security.  Each Grantor hereby grants to the Administrative Agent, for the benefit of itself and the other Secured Parties, a continuing security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to all of the following, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)                               Accounts;

(b)                              Chattel Paper;

(c)                               Documents;

(d)                              Equipment;

(e)                               General Intangibles;

(f)                                Instruments;

(g)                               Insurance;

(h)                              Intellectual Property;

(i)                                  Inventory;

(j)                                  Investment Related Property (including, without limitation, Deposit Accounts);

(k)                              Letter of Credit Rights;

(l)                                  Money;

(m)                          Receivables and Receivable Records;

(n)                              Commercial Tort Claims now or hereafter described on Schedule 5.2;

(o)                              Fixtures;

(p)                              all other Goods not otherwise described above;

(q)                              to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(r)                                 to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security and Supporting Obligations given by any Person with respect to any of the foregoing.

2.2                            Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 attach to the following (collectively, “Excluded Property”):

(a)                               any right, title or interest in any permit, license or any contractual obligation entered into by any Grantor (i) that validly prohibits the creation by such Grantor of a security interest thereon or requires the consent of any Person other than Borrower or an Affiliate of Borrower, which consent has not been obtained as a condition to the creation of such security interest, or (ii) to the extent that any Applicable Law prohibits the creation of a security interest thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Applicable Law;

(b)                              any of the outstanding capital stock of a First Tier Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such First Tier Foreign Subsidiary entitled to vote, to the extent pledging or hypothecating more than 65% thereof would result in adverse tax consequences for the Grantors; provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a First Tier Foreign Subsidiary without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each First Tier Foreign Subsidiary;

(c)                               any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d)                              any property subject to a Lien permitted by Section 9.2(c) of the Credit Agreement, to the extent that the terms of the Indebtedness pursuant to which such Lien is granted prohibit other Liens on such property (but only to the extent and so long as so prohibited);

(e)                               Vehicles or other assets that are subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by filing of financing statements; or

(f)                                any property as to which the Administrative Agent and the Borrower agree that the cost of obtaining a security interest in such property or the perfection thereof is excessive in relation to the benefits to the Secured Parties of the security to be afforded thereby;

provided, however, that (i) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property) and (ii) any such property that at any time ceases to satisfy the criteria for Excluded Property (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise) shall no longer be Excluded Property. In addition, each Grantor shall use commercially reasonable efforts not to enter into any material contract, lease, permit, license, charter or license agreement that contains a prohibition of the nature described in Section 2.2(a).

Notwithstanding the foregoing, (x) the payment and performance of the Secured Obligations shall not be secured by any Hedge Agreement between any Grantor and any Secured Party and (y) this Agreement shall not to be construed as an assignment of any Intellectual Property.

Section 3
SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

3.1                            Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of all Secured Obligations.

3.2                            Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any other Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 4
CERTAIN PERFECTION REQUIREMENTS

4.1                            Delivery Requirements.

(a)                               With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Administrative Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Administrative Agent or in blank.  In addition, each Grantor shall cause any certificates evidencing any Pledged Equity, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Administrative Agent regardless of whether such Pledged Equity constitute Certificated Securities.

(b)                              With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Administrative Agent all such Instruments or Tangible Chattel Paper to the Administrative Agent duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $100,000 individually or $100,000 in the aggregate.

4.2                            Control Requirements.

(a)                               Each Grantor shall use commercially reasonable efforts to ensure that the Administrative Agent has Control of (i) each Deposit Account (other than any Excluded Deposit Account) and (ii) each Securities Account (other than any Excluded Securities Account), in each case, owned by such Grantor.  Subject to the last sentence of this paragraph, the Grantors shall use commercially reasonable efforts to cause (A) each Bank maintaining a Deposit Account (other than any Excluded Deposit Account) and (B) each Securities Intermediary maintaining a Securities Account (other than any Excluded Securities Account), in each case, to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent (an “Account Control Agreement”), pursuant to which, upon notice of a continuing Event of Default, such Bank or Securities Intermediary, as applicable, shall agree to comply with the Administrative Agent’s instructions with respect to disposition of funds in such Deposit Account or Securities Account without further consent by any Grantor (any such Bank executing and delivering any such agreement, a “Controlled Depositary”, and any such Securities Intermediary executing and delivering any such agreement, a “Controlled Intermediary”).  In the event any such Bank or Securities Intermediary refuses to execute and deliver such agreement, the Administrative Agent, in its sole discretion, may require funds held in the applicable Deposit Account and applicable Investment Property to be transferred to the Administrative Agent or a Controlled Depositary or Controlled Intermediary, as applicable.  The provisions in this Section 4.2(a) requiring an Account Control Agreement shall not apply to any Deposit Account or Securities Account for which the Administrative Agent is the depository bank.

(b)                              With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Security credited to a Securities Account and any Uncertificated Security subject to the requirements of Section 4.2(c)), the Grantors shall take commercially reasonable efforts to cause the issuer of such Uncertificated Security to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Security without further consent by any Grantor; provided, however, that such requirement shall not apply to any such Uncertificated Securities having a value of $200,000 individually or $400,000 in the aggregate.

(c)                               With respect to any Uncertificated Security included in the Collateral where the issuer is a Subsidiary of any Grantor, the Grantors shall cause the issuer of such Uncertificated Security to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Security without further consent by any Grantor; provided, however, that such requirement shall not apply to any such Uncertificated Securities having a value of $200,000 individually or $400,000 in the aggregate

(d)                              With respect to any material Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Administrative Agent has a valid and perfected security interest), the Grantors shall take commercially reasonable efforts to ensure that the Administrative Agent has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Administrative Agent; provided, however, that such Control requirement shall not apply to any such Letter of Credit Rights under letters of credit having a face amount of $200,000 individually or $400,000 in the aggregate.

(e)                               With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, the Grantors shall take commercially reasonable efforts to ensure that the Administrative Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or “transferable” record having a face amount of less than $200,000 individually or $400,000 in the aggregate.

4.3                            Other Actions.

(a)                               If any issuer of any Pledged Equity is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions (including, without limitation, causing such issuer to register the pledge on its books and records) and make such filings or recordings, in each case to the extent the Administrative Agent deems, in its sole and reasonable discretion, necessary or advisable under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent.

(b)                              With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, the Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Administrative Agent hereunder and following the occurrence and during the continuation of an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Administrative Agent of its designee, and to the substitution of the Administrative Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Administrative Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Administrative Agent or its designee following the occurrence and during the continuation of an Event of Default and to the substitution of the Administrative Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4                            Timing and Notice.  With respect to any Collateral in existence on the Closing Date, each Grantor shall, subject to Section 8.18 of the Credit Agreement, comply with the requirements of Section 4 on the Closing Date and, with respect to any Collateral hereafter owned or acquired, subject to the following sentence, each Grantor shall comply with such requirements as promptly as possible, but in any event, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) of the end of each Fiscal Quarter; provided that, solely with respect to any Deposit Account and Securities Account owned or acquired after the Closing Date, the applicable Grantor shall comply with the requirements set forth in Section 4.2(a) within forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) following the date of such ownership or acquisition thereof.  Each Grantor shall promptly inform the Administrative Agent of its acquisition of any Collateral for which any action is required by Section 4.

Section 5
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Secured Parties to make their respective Extensions of Credit to, and/or to enter into Secured Cash Management Agreements and/or Secured Hedge Agreements with, as applicable, to the Borrower or another Credit Party (as the case may be), each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

5.1                            Grantor Information and Status.

(a)                               as of the Closing Date and as of the date of each Collateral Agreement Supplement delivered pursuant to this Agreement, Schedule 5.1 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (i) the full legal name of such Grantor, (ii) all trade names or other names under which such Grantor currently conducts business, (iii) the type of organization of such Grantor, (iv) the jurisdiction of organization of such Grantor, (v) its organizational identification number, if any, and (vi) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located;

(b)                              except as provided on Schedule 5.1, such Grantor has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the five (5) year period prior to the Closing Date;

(c)                               such Grantor has not within the five (5) year period prior to the Closing Date become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 5.1 hereof (as such schedule may be amended or supplemented from time to time);

(d)                              such Grantor (i) has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1 solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1 and remains duly existing as such and (ii) has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(e)                               no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2                            Collateral Identification; Special Collateral.

(a)                               as of the Closing Date and as of the date of each Collateral Agreement Supplement delivered pursuant to this Agreement, Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (i) Pledged Equity, (ii) Pledged Debt, (iii) Securities Accounts, (iv) Deposit Accounts, (v) Commodity Contracts and Commodity Accounts, (vi) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by such Grantor, (vii) material Patent Licenses, material Trademark Licenses and material Copyright Licenses (except for any off-the-shelf software), (viii) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $2,000,000 individually or $4,000,000 in the aggregate, (ix) Letter of Credit Rights for letters of credit other than any Letters of Credit Rights worth less than $200,000 individually or $400,000 in the aggregate, and (x) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible personal property having a value less than $200,000 individually or $400,000 in the aggregate.  Each Grantor shall supplement such schedules as necessary to ensure that such schedules are accurate on the date of each making of a Loan and each issuance of a Letter of Credit following the Closing Date;

(b)                              none of the Collateral constitutes, or is the Proceeds of, (i) Farm Products, (ii) As-Extracted Collateral, (iii) Manufactured Homes, (iv) timber to be cut, or (v) aircraft, aircraft engines, satellites, ships or railroad rolling stock.  No material portion of the collateral consists of Vehicles or other goods subject to a certificate of title statute of any jurisdiction;

(c)                               all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; and

(d)                              as of the Closing Date, no Excluded Property, other than the equity interests described in Section 2.2(b), is material to the business of such Grantor.

5.3                            Ownership of Collateral and Absence of Other Liens.

(a)                               such Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person (other than any Permitted Liens); and

(b)                              other than any financing statements filed in favor of the Administrative Agent, no effective financing statement, fixture filing or other instrument similar in effect under any Applicable Law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Administrative Agent for filing and (y) financing statements filed in connection with Permitted Liens.  Other than the Administrative Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4                            Status of Security Interest.

(a)                               (i) upon the filing of financing statements naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Administrative Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first-priority Lien subject, in the case of priority only, to any Permitted Liens with respect to the Collateral and (ii) each agreement purporting to give the Administrative Agent Control over any Collateral is effective to establish the Administrative Agent’s Control of the Collateral subject thereto;

(b)                              no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Administrative Agent hereunder or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by Applicable Law), except (A) for the filings contemplated by Section 5.4(a) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities; and

(c)                               each Grantor is in compliance with its obligations under Section 4.

5.5                            Goods and Receivables.

(a)                               each Receivable (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, (iii) is not and will not be subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (iv) is and will be in compliance with all Applicable Laws, whether federal, state, local or foreign; and

(b)                              none of the Account Debtors in respect of any material Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.

5.6                            Pledged Equity; Investment Related Property.

(a)                               such Grantor is the record and beneficial owner of the Pledged Equity free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity; and

(b)                              no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first-priority status of the security interest of the Administrative Agent in any Pledged Equity or the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

5.7                            Intellectual Property.

(a)                               such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed as such Grantor’s on Schedule 5.2 (as such schedule may be amended or supplemented from time to time);

(b)                              such Grantor owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property necessary to conduct its business, free and clear of all Liens, claims and licenses, except for Permitted Liens and the licenses set forth on Schedule 5.2 (as such schedule may be amended or supplemented from time to time); and

(c)                               each work that is protected by a Patent, Trademark or Copyright that is included within the Collateral and that is necessary to the conduct of its business, and that is embodied in film, microfilm or tape, is maintained in a climate-controlled, secure laboratory, vault or similar location, under the control of a Grantor.

Section 6
COVENANTS AND AGREEMENTS

Until the Obligations (other than contingent indemnity obligations not yet due) shall have been paid in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.2 of the Credit Agreement, each Grantor covenants and agrees that:

6.1                            Grantor Information and Status.

(a)                               without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, such Grantor shall not change its name, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise) (other than the wind-up, liquidation or dissolution of Immaterial Subsidiaries), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (i) notified the Administrative Agent in writing at least five (5) Business Days (or such lesser period of time as consented to by the Administrative Agent) prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Administrative Agent a completed Collateral Agreement Supplement together with all Supplements to Schedules thereto, promptly following completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

6.2                            Collateral Identification; Special Collateral.

(a)                               in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b), such Grantor shall promptly notify the Administrative Agent thereof in writing and take such actions and execute such documents and make such filings all at the Grantors’ expense as the Administrative Agent may reasonably request in order to ensure that the Administrative Agent has a valid, perfected, first-priority security interest in such Collateral, subject, in the case of priority only, to any Permitted Liens; and

(b)                              in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $2,000,000 individually or $4,000,000 in the aggregate, such Grantor shall deliver to the Administrative Agent a completed Collateral Agreement Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3                            Ownership of Collateral and Absence of Other Liens.

(a)                               except for the security interest created by this Agreement, such Grantor shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall use its commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein; and

(b)                              such Grantor shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.

6.4                            Status of Security Interest.  such Grantor shall maintain the security interest of the Administrative Agent hereunder in all Collateral as a valid, perfected, first-priority Lien (subject, in the case of priority only, to Permitted Liens); provided that, notwithstanding the foregoing, no Grantor shall be required to (x) record, or cause to be recorded, the security interests granted hereunder in Intellectual Property with the United States Patent and Trademark Office, unless such recordation is necessary to perfect such security interests, or (y) take any action to perfect any Collateral that can only be perfected by (a) foreign filings with respect to Intellectual Property, or (b) filings with registrars of Vehicles or similar Governmental Authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4.

6.5                            Goods and Receivables.

(a)                               such Grantor shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Administrative Agent;

(b)                              if any Equipment or Inventory in excess of $1,000,000 individually or $2,000,000 in the aggregate is in possession or control of any warehouseman, landlord, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), such Grantor shall join with the Administrative Agent in notifying such third party of the Administrative Agent’s security interest and using commercially reasonable efforts to obtain an acknowledgment from such third party that it is holding the Equipment and Inventory for the benefit of the Administrative Agent and will permit the Administrative Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Administrative Agent so elects; and with respect to any Goods in excess of $200,000 individually or $400,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, such Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that such Grantor has a first-priority perfected security interest in such Goods;

(c)                               such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals and/or copies of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, and all other dealings therewith.

(d)                              other than in the ordinary course of business (i) such Grantor shall not amend, modify, terminate or waive any material provision of any Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Receivable; (ii) following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any material Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any material Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(e)                               following the occurrence and during the continuation of an Event of Default, the Administrative Agent may: (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Administrative Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Administrative Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within five (5) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Administrative Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6                            Pledged Equity; Investment Related Property.

(a)                               except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity or Investment Related Property, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall promptly take all reasonable steps to ensure the validity, perfection, priority and, if applicable, Control of the Administrative Agent over such Investment Related Property (including, without limitation, delivery thereof to the Administrative Agent) to the extent required hereunder for similar Collateral. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent authorizes each Grantor to retain and use all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest, to the extent permitted by the Credit Agreement;

(b)                              Voting.

(i)                                  so long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement;

(ii)                              upon the occurrence and during the continuation of an Event of Default and written notice from the Administrative Agent to such Grantor of the Administrative Agent’s intention to exercise such rights:

(1)                              all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)                              in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (A) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (B) each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth in Section 8.1;

(c)                               except as expressly permitted by the Credit Agreement, without the prior written consent of the Administrative Agent, such Grantor shall not vote to enable or take any other action to cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests that are not securities (for purposes of the UCC) on the Closing Date to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC, unless such Grantor shall take all steps necessary or advisable to establish the Administrative Agent’s Control thereof; and

(d)                              except as expressly permitted by the Credit Agreement, without the prior written consent of the Administrative Agent, such Grantor shall not permit any issuer of any Pledged Equity to merge or consolidate unless all the outstanding capital stock or other equity interests (excluding any Excluded Property) of the surviving or resulting corporation, limited liability company, partnership or other entity is, promptly after such merger or consolidation, pledged hereunder; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a First Tier Foreign Subsidiary, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2 and (iii) such Grantor promptly complies with the delivery and control requirements of Section 4.

6.7                            Intellectual Property.

(a)                               such Grantor shall not do any act or omit to do any act whereby any of the Intellectual Property which is owned by such Grantor and material to the business of any Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the Administrative Agent’s security interest therein;

(b)                              subject to Section 6.7(a), such Grantor shall continue to register or not register, as the case may be, its Patents and Trademarks in accordance with its historical practices as they existed as of the Closing Date, on condition that, if an Event of Default shall have occurred and be continuing, and if requested by the Administrative Agent, such Grantor shall file applications and take any and all other actions necessary to register on an expedited basis (if expedited processing is available in accordance with the applicable regulations and procedures of the United States Patent and Trademark Office and any similar office of any other jurisdiction in which Patents or Trademarks, as applicable, are used) each of its Patents and Trademarks and identifying such Grantor as the sole claimant thereof in a manner sufficient to claim in the public record (or as a co-claimant thereof, if such is the case) such Grantor’s ownership or co-ownership thereof;

(c)                               as soon as available, but in any event within forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) after the end of every other Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2015 (or, if an Event of Default shall have occurred and be continuing, more frequently if requested by the Administrative Agent), such Grantor shall prepare, execute, and deliver to the Administrative Agent a completed Collateral Agreement Supplement together with Supplements to Schedules attached thereto identifying each of the following as being subject to the security interests created under this Agreement: all Patents, Trademarks or Copyrights, and all material Patent Licenses, material Trademark Licenses or material Copyright Licenses, that were acquired or registered, or for which applications for registration were filed, by such Grantor during such Fiscal Quarter, excluding any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 for which, as of the end of such month, no “Statement of Use” has been filed pursuant to Section 1(d) of the Lanham Act and no “Amendment to Allege Use” has been filed during such month pursuant to Section 1(c) of the Lanham Act;

(d)                              such Grantor shall use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose shall diligently maintain any action, suit or proceeding that such Grantor chooses to initiate against any Person so infringing, misappropriating, diluting or otherwise violating as will be reasonably necessary to prevent such infringement, misappropriation, dilution or other violation;

(e)                               such Grantor shall use proper statutory notice in connection with its use of any of the Intellectual Property, except where the failure to use such notice would not reasonably be expected to have a Material Adverse Effect; and

(f)                                such Grantor shall cause each work protected by a Patent, Trademark or Copyright that is included within the Collateral, and that is embodied in film, microfilm or tape, to be maintained in a climate-controlled, secure laboratory, vault or similar location, under the control of a Grantor.

Section 7
ACCESS; RIGHT OF INSPECTION; FURTHER ASSURANCES;
ADDITIONAL GRANTORS

7.1                            Further Assurances.

(a)                               Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor shall:

(i)                                  file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Administrative Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)                              at the Administrative Agent’s reasonable request, appear in and defend any action or proceeding that may adversely affect such Grantor’s title to or the Administrative Agent’s security interest in all or any material part of the Collateral; and

(iii)                          furnish the Administrative Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Administrative Agent may reasonably request from time to time.

(b)                              Each Grantor hereby authorizes the Administrative Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Administrative Agent herein.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect.  Each Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c)                               Each Grantor hereby authorizes the Administrative Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending the Schedules hereto to include any additions, supplements or other modifications thereto and such Schedules shall be amended upon the Administrative Agent’s approval of such modifications.

7.2                            Additional Grantors.  From time to time subsequent to the Closing Date, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Collateral Agreement Supplement, accompanied by such documentation as the Administrative Agent may reasonably require in accordance with Section 8.13 of the Credit Agreement.  Upon delivery of any such Collateral Agreement Supplement to the Administrative Agent, notice of which is hereby waived by each Grantor, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Administrative Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder.  Subject to Section 11, this Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

Section 8
ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT

8.1                            Power of Attorney.  Each Grantor hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)                               upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Administrative Agent pursuant to the Credit Agreement;

(b)                              upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquaintance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)                               upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with Section 8.1(b);

(d)                              upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral;

(e)                               to prepare and file any UCC financing statements against such Grantor as debtor;

(f)                                upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become obligations of such Grantor to the Administrative Agent, due and payable immediately without demand; and

(g)                               upon the occurrence and during the continuance of any Event of Default, to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2                            No Duty on the Part of the Administrative Agent or Secured Parties.  The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. the Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, breach in bad faith or willful misconduct.

8.3                            Appointment Pursuant to Credit Agreement.  The Administrative Agent has been appointed as the Administrative Agent pursuant to the Credit Agreement.  The rights, duties, privileges, immunities and indemnities of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement.

Section 9
REMEDIES

9.1                            Generally.

(a)                               If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein, in the Credit Agreement, or otherwise available to it at law or in equity, all the rights and remedies of the Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)                                  require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is convenient to both parties;

(ii)                              enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)                          prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Administrative Agent deems appropriate; and

(iv)                          without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable.

(b)                              The Administrative Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Administrative Agent to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way limit the rights of the Administrative Agent hereunder.

(c)                               The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral.  The Administrative Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)                              The Administrative Agent shall have no obligation to marshal any of the Collateral.

9.2                            Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Administrative Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Administrative Agent against, the Secured Obligations in accordance with the requirements of the Credit Agreement.

9.3                            Sales on Credit.  If the Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantors shall be credited with proceeds of the sale.

9.4                            Investment Related Property.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act of 1933 and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act of 1933) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act of 1933 or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If the Administrative Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Administrative Agent in exempt transactions under the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5                            Grant of Intellectual Property License.  For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent assignable and to the extent of such Grantor’s rights and effective only during the continuance of an Event of Default, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6                            Intellectual Property.

(a)                               Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i)                                  the Administrative Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Administrative Agent, or the Secured Parties, in the Administrative Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Administrative Agent, do any and all lawful acts and execute any and all documents required by the Administrative Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Administrative Agent as provided in Section 12 in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Administrative Agent shall elect not to bring suit to enforce any Intellectual Property rights as permitted by this Section 9.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;

(ii)                              upon written demand from the Administrative Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Administrative Agent or the Administrative Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property and shall execute and deliver to the Administrative Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii)                          each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Administrative Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv)                          within five (5) Business Days after written notice from the Administrative Agent, each Grantor shall make available to the Administrative Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Administrative Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Administrative Agent’s behalf and to be compensated by the Administrative Agent at such Grantor’s expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default;

(v)                              the Administrative Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Administrative Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(vi)                          all amounts and proceeds (including checks and other instruments) received by any Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7; and

(vii)                      no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)                              If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Administrative Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Administrative Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Administrative Agent as aforesaid, subject to any disposition thereof that may have been made by the Administrative Agent; provided that, after giving effect to such reassignment, the Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Administrative Agent granted hereunder, shall continue to be in full force and effect; and provided further that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Administrative Agent and the Secured Parties.

9.7                            Cash Proceeds; Deposit Accounts.

(a)                               If any Event of Default shall have occurred and be continuing, in addition to the rights of the Administrative Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required) and held by the Administrative Agent in the Collateral Account.  Any Cash Proceeds received by the Administrative Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Administrative Agent, (A) be held by the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter, be applied by the Administrative Agent against the Secured Obligations then due and owing.

(b)                              If any Event of Default shall have occurred and be continuing, the Administrative Agent may apply the balance from any Deposit Account included in the Collateral or instruct the bank at which any such Deposit Account is maintained to pay the balance of any such Deposit Account to or for the benefit of the Administrative Agent.

Section 10
ADMINISTRATIVE AGENT

The Administrative Agent has been appointed to act as the Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties.  The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents.  In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms of this Section.  The provisions of the Credit Agreement relating to the Administrative Agent including, without limitation, the provisions relating to resignation or removal of the Administrative Agent and the powers and duties and immunities of the Administrative Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

Section 11
CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until all amounts owing to the Administrative Agent and the Secured Parties (other than (a) contingent indemnification obligations and (b) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) are indefeasibly paid in full in cash and the Commitments are terminated (the “Termination Date”), and shall be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and its successors, transferees and assigns.  Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. On the Termination Date, the security interest granted by this Agreement shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors.  Upon any such termination the Administrative Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents (including financing statement amendments) as the Grantors shall reasonably request to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, (x) the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person and (y) the Administrative Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents (including financing statement amendments) as such Grantor shall reasonably request to evidence such release, in form and substance reasonably satisfactory to the Administrative Agent.

Section 12
STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM

The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.  If any Grantor fails to perform any agreement contained herein and such failure to perform results in an Event of Default, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by each Grantor as provided in the Credit Agreement.

Section 13
MISCELLANEOUS

13.1                    Generally.  Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 12.1 of the Credit Agreement.  No failure or delay on the part of the Administrative Agent in the exercise of any power, right or privilege hereunder or under the Credit Agreement shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the Credit Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement shall be binding upon and inure to the benefit of the Administrative Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.  This Agreement, the Credit Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Administrative Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of this Agreement by email with scanned attachment shall be equally as effective as delivery of an original executed counterpart.  Any party delivering an executed counterpart of this Agreement by email with scanned attachment also shall deliver an original executed counterpart, but the failure to deliver such an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

13.2                    Governing Law; Jurisdiction, Etc.

(a)                               Governing Law.  This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                              Submission to Jurisdiction.  Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether relating to this Agreement or the transactions relating hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c)                               Waiver of Venue.  Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                              Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1of the Credit Agreement.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e)                               Appointment of the Borrower as Agent for the Grantors.  Each Grantor hereby irrevocably appoints and authorizes the Borrower to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Borrower of any summons, notice or other similar item shall be deemed effective receipt by each Grantor and its Subsidiaries.

13.3                    LOAN DOCUMENT.  THIS AGREEMENT IS ONE OF THE LOAN DOCUMENTS REFERRED TO IN THE CREDIT AGREEMENT AND ALL PROVISIONS CONTAINED IN THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT THAT APPLY TO LOAN DOCUMENTS GENERALLY (INCLUDING BUT NOT LIMITED TO THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADING “WAIVER OF JURY TRIAL”) ARE FULLY

APPLICABLE TO THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE AS IF THEY WERE CONTAINED IN THIS AGREEMENT, MUTATIS MUTANDIS, WITH EACH REFERENCE TO “BORROWER” BEING DEEMED A REFERENCE TO “GRANTORS”, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DTS, INC., as Grantor

By:	/s/ JON KIRCHNER
Name:	Jon Kirchner
Title:	Chairman & CEO

IBIQUITY DIGITAL CORPORATION, as Grantor

By:	/s/ MEL FLANIGAN
Name:	Mel Flanigan
Title:	CFO

DTS, Inc.
Collateral Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ GREG COHN
Name:	Greg Cohn
Title:	Senior Vice President

DTS, Inc.
Collateral Agreement

Signature Page

SCHEDULE 5.1

TO COLLATERAL AGREEMENT

GENERAL INFORMATION

(A)                           Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office or Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Principal Place of Business	DE Organization I.D.#
DTS, Inc.	Corporation	DE	5220 Las Virgenes Rd., Calabasas, CA 91302	2803747
iBiquity Digital Corporation	Corporation	DE	6711 Columbia Gateway Drive, Suite 500, Columbia, MD 21046	2960685

(B)                            Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name
N/A

(C)                            Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change
DTS, Inc.	November 2, 2009	Sole Place of Business (Headquarters) moved from: 5171 Clareton Drive Agoura Hills, CA 91301 to: 5220 Las Virgenes Rd Calabasas, CA 91302
iBiquity Digital Corporation	August 15, 2012	Fourth Restated Certificate of Incorporation

(D)                           Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement
N/A

SCHEDULE 5.1

SCHEDULE 5.2

TO COLLATERAL AGREEMENT

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(A)                   Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	Percent of equity interests pledged

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership
N/A

Trust Interests or other Equity Interests not listed above:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust
N/A

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date
N/A

SCHEDULE 5.2

Securities Account:

Grantor	Name of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodity Contracts and Commodity Accounts:

Grantor	Name of Commodity Intermediary	Account Number	Account Name
N/A

SCHEDULE 5.2

II.  INTELLECTUAL PROPERTY

A.  Patents

See attached.

B.  Trademark and Copyright

See attached.

C.  Material Intellectual Property Licenses

See attached.

III.  COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

N/A

IV.  LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

N/A

V.  WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES
 IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

N/A

SCHEDULE 5.2

SCHEDULE 5.4 TO
COLLATERAL AGREEMENT

FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)
DTS, Inc.	DE
iBiquity Digital Corporation	DE

SCHEDULE 5.4

EXHIBIT A

TO COLLATERAL AGREEMENT

COLLATERAL AGREEMENT SUPPLEMENT

This COLLATERAL AGREEMENT SUPPLEMENT, dated as of [________], 20[___] (this “Supplement”), is delivered by [NAME OF ADDITIONAL GRANTOR], a [JURISDICTION AND ENTITY TYPE OF ADDITIONAL GRANTOR] (“Additional Grantor”), pursuant to the Collateral Agreement, dated as of October 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), entered into by DTS, Inc., a Delaware corporation (“Borrower”), certain Subsidiaries of the Borrower party thereto (collectively, the “Grantors”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).  Each capitalized term used but not defined herein has the meaning ascribed to such term in the Collateral Agreement.

The Additional Grantor hereby irrevocably, absolutely and unconditionally becomes a party to the Collateral Agreement as a Grantor and agrees that it is bound by all of the terms, conditions, covenants, obligations, liabilities and undertakings applicable to each Grantor under the Collateral Agreement, all with the same force and effect as if Additional Grantor were an original signatory to the Collateral Agreement.

The Additional Grantor hereby grants to the Administrative Agent a security interest in all of Additional Grantor’s right, title and interest in, to and under the Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Additional Grantor now has or hereafter acquires an interest and wherever the same may be located.  The Additional Grantor hereby represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Collateral Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Collateral Agreement.

The Additional Grantor hereby makes, as of the date hereof, each of the representations, warranties, acknowledgements, waivers and certifications applicable to any Grantor contained in the Collateral Agreement.

The Additional Grantor hereby irrevocably waives notice of acceptance of this Supplement and acknowledges that the Secured Obligations are incurred, and the credit extensions under the Credit Agreement are made and maintained, in reliance on this Supplement.

This Supplement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Supplement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

THIS SUPPLEMENT IS ONE OF THE LOAN DOCUMENTS REFERRED TO IN THE CREDIT AGREEMENT AND ALL PROVISIONS CONTAINED IN THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT THAT APPLY TO LOAN DOCUMENTS GENERALLY (INCLUDING BUT NOT LIMITED TO THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADING “WAIVER OF JURY TRIAL”) ARE FULLY APPLICABLE TO THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE AS IF THEY WERE CONTAINED IN THIS SUPPLEMENT, MUTATIS MUTANDIS, WITH EACH REFERENCE TO “BORROWER” BEING DEEMED A REFERENCE TO “ADDITIONAL GRANTOR”, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT.

EXHIBIT A-1

IN WITNESS WHEREOF, Additional Grantor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.1
TO COLLATERAL AGREEMENT

Additional Information:

GENERAL INFORMATION

(A)                           Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)                            Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)                            Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)                           Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

EXHIBIT A-3

SUPPLEMENT TO SCHEDULE 5.2
TO COLLATERAL AGREEMENT

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(A)                           Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percent of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

EXHIBIT A-4

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodity Contracts and Commodity Accounts:

Grantor	Name of Commodity Intermediary	Account Number	Account Name

II. INTELLECTUAL PROPERTY

(A)                           Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

(B)                            Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

(C)                            Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)

(D)                           Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

(E)                             Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

EXHIBIT A-5

(F)                              Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

III.  COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV.  LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

V.  WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES
IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.4
TO COLLATERAL AGREEMENT

Financing Statements:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-7